EXHIBIT 11.1

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

COMPUTATION OF PER SHARE EARNINGS

(in millions, except share and per share amounts)

	Three Months Ended August		Nine Months Ended August

	2000	1999	2000	1999

Numerator for basic and diluted EPS — earnings available to common stockholders	$824	$638	$2,466	$1,985

Denominator for basic EPS — weighted average number of common shares(1)	481,252,647	474,694,245	483,403,066	474,698,130
Effect of dilutive securities

Restricted stock units	17,101,019	4,987,721	14,775,882	4,508,530

Stock options	10,540,979	4,210,711	10,002,524	3,939,451

Dilutive potential common shares	27,641,998	9,198,432	24,778,406	8,447,981

Denominator for diluted EPS — weighted average number of common shares and dilutive potential common shares	508,894,645	483,892,677	508,181,472	483,146,111

Basic EPS	$1.71	$1.34	$5.10	$4.18

Diluted EPS	1.62	1.32	4.85	4.11

(1)	Includes common stock and nonvoting common stock as well as restricted stock units awarded to employees for which no future service is required as a condition to the delivery of the underlying shares of common stock.